Exhibit 10.1

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated effective as of the 27th day of February, 2020 by and between SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“SSSHTOP”), H. MICHAEL SCHWARTZ, a California resident (“Individual Borrower”), NOBLE PPS, LLC, a Nevada limited liability company (“Noble”), SMARTSTOP ASSET MANAGEMENT, LLC, a Delaware limited liability company (“SAM”), each with an address at 10 Terrace Road, Ladera Ranch, California 92694 (collectively, “Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 16th Floor, Boston, Massachusetts (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Credit Agreement dated as of February 23, 2018, as amended by that certain First Credit Agreement Supplement and Amendment dated as of the Portland Closing Date, as further amended by that certain Joinder Agreement and Second Amendment to Second Amended and Restated Credit Agreement, each dated as of March 29, 2019 and by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of December 4, 2019 (collectively, the “Original Agreement”, and as amended by this Amendment, the “Credit Agreement”);

WHEREAS, Lender and Borrower have agreed to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the premises, Borrower hereby agrees with Lender as follows:

1.Defined Terms; Amendments to Credit Agreement.

(a)Unless otherwise defined herein, terms which are defined in the Original Agreement and used herein are so used as so defined, and the following terms shall have the following meanings.

(b)The following definitions are hereby added to Section 1.01 of the Original Credit Agreement in their entirety in the proper alphabetical order:

“Base Rate Loan” means all or a portion of the Loan bearing interest based upon the Adjusted Base Rate.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate Principal.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement

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Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Note.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of the Loan Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of

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such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Relevant Governmental Body announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.11.

“Daily Floating LIBOR Rate” means the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market for the “one month” LIBOR Rate at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the date of determination of such Daily Floating LIBOR Rate, adjusted for reserves and taxes if required by the applicable regulations.  If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.

“Early Opt-in Election” means the occurrence of: (1) a determination by Lender that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.11(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and (2) the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fourth Amendment” means that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated as of the Fourth Amendment Date by and between Borrower and Lender.

“Fourth Amendment Date” means February 27, 2020.

“Fourth Amendment Date Net Worth” means the Net Worth (SSSHT) as of December 31, 2019, as disclosed to Lender in writing on or before the Fourth Amendment Date.

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“Fourth Amendment Extension Fee” has the meaning set forth in Section 2.09(g).

“LIBOR Business Day” means a Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

“LIBOR Loan” means all or a portion of the Loan bearing interest based upon the Adjusted LIBOR Rate.

“Principal Debt” means the aggregate unpaid principal balance of the Note at the time in question.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(c)The following definitions set forth in the Original Agreement are hereby amended and restated in their entirety to read as follows:

“Adjusted Base Rate” means an interest rate per annum per equal to the greater of (a) the Base Rate plus the Base Rate Margin, or (b) the LIBOR Rate Margin.  Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

“Adjusted LIBOR Rate” means for any Interest Period, an interest rate per annum equal to (a) the rate obtained by dividing (x) the LIBOR Rate for such Interest Period by (y) a percentage equal to one (1.00) minus the Reserve Percentage for such Interest Rate Period plus (b) the LIBOR Rate Margin.

“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of: (a) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (b) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (c) the then applicable LIBOR Rate for one month interest periods plus 1.00% per annum.

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“Daily LIBOR Rate” means on any day, for any LIBOR Rate Principal, a simple rate per annum equal to (a) the Daily Floating LIBOR Rate plus (b) the LIBOR Rate Margin.

“Interest Period” means with respect to each amount bearing interest at the Adjusted LIBOR Rate, the period commencing on the date such amount is disbursed, continued or converted, and ending on the date one (1), two (2) or three (3) month(s) thereafter (to the extent deposits which such maturities are available to Lender), as selected by Borrower by written notice to Lender, no more than three (3) Business Days prior to the first day of such period; provided that:

(i)	Each Interest Period must commence on a LIBOR Business Day;
(ii)	In the case of the continuation of the Adjusted LIBOR Rate, the Interest Period applicable after the continuation of such amount shall commence on the last day of the preceding Interest Period;
(iii)	The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Lender using the practices of the London Interbank Market;
(iv)

No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date; and

(v)	At the end of each Interest Period a new Adjusted LIBOR Rate will automatically go into effect for a new one-month LIBOR Rate Interest Period unless Borrower elects differently in writing.

“LIBOR Rate” means for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.  If the rate as determined above shall be less than zero for any Interest Period, the LIBOR Rate shall be deemed to be zero for purposes of the Note and all of the Loan Documents for such period.

“LIBOR Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“MBK Maturity Date” means April 30, 2021.

“Permitted Restricted Payments” means (a) distributions from Entities to Student Holdco or Senior Holdco and from Student Holdco or Senior Holdco to SSSHTOP so long as (1) such distribution does not violate the Property Loan Documents; and (2) such distributions, to the extent received by a Credit Party, may not be used for any purpose other than repayment of the Loans to the extent required by this Agreement; (b) any Restricted Payments from an Entity which is not a Credit Party to any Credit Party or other Entity; (c) distributions required by Section 5.14; (d) distributions constituting Transaction Costs permitted by Section 2.08(e); (e) Required REIT

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Distributions, (f) payments or prepayments of the obligations evidenced by the Strategic 1031 Properties III Notes to the extent permitted hereby, (g) other distributions by a Credit Party to its members or other equity holders not permitted by clauses (a) through (f) above (other than distributions to Investors, which are addressed in clause (h) below) so long as no Default or Event of Default has occurred and is continuing, (h) distributions to Investors (other than Required REIT Distributions, which are addressed in clause (d) above), (i) distributions by SAM to the holders of its existing Series A and Series B Preferred Equity Interests; and (j) distributions declared and paid by SAM to the holders of its Equity Interests to pay any state or federal income tax liability of such holders of the Equity Interests on account of the ownership of such Equity Interests; provided, however, that, distributions described in clauses (h), (i) and (j) above shall only be permitted so long as (1) no Event of Default has occurred and is continuing or (2) if an Event of Default has occurred and is continuing, not more than one hundred twenty (120) days has passed since the occurrence of such Event of Default (the “Permitted Distribution Period”); provided, however, that if more than one Event of Default exists at any time, the Permitted Distribution Period shall commence on the date the earliest of such Events of Default occurred, provided, however, that in no event shall any distributions on the preferred Equity Interests in SSSHTOP and/or SSSHT constitute Permitted Restricted Payments.

“Portland Maturity Date” means April 30, 2021.

“Reserve Percentage” means for any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

(d)The definitions of “Portland Closing Date Net Worth” “Portland Extended Maturity Date”, “Portland Extension Fee”, “Portland Extension Request” and “Portland Initial Maturity Date” are hereby deleted in their entirety from the Original Agreement

(e)Section 2.07(a)(iv) of the Original Agreement is hereby amended by deleting clauses (B) and (C) in their entirety therefrom.

(f)Section 2.09 of the Credit Agreement is hereby amended as follows:

(i)By amending and restated clause (e) thereof in its entirety to read as follows:

(e)	[reserved].

(ii)By adding the following clause (g) thereof in its entirety to read as follows:

(g)

On the Fourth Amendment Date, Borrower shall pay to the Lender an extension fee equal to 0.50% of the outstanding principal balance of the Loans as of the Fourth Amendment Date (the “Fourth Amendment Extension Fee”).

(g)Section 2.11 is hereby amended and restated in its entirety to read as follows:

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SECTION 2.11LIBOR Rate Lending Unlawful; Inability to Determine Rate.

(a)If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower absent manifest error) that, after the Closing Date, (A) the introduction of or any change in or in the interpretation of any Law makes it unlawful or (B) any governmental authority with jurisdiction over Lender or any of its assets asserts that it is unlawful for Lender to make or continue the Loan as, or to convert (if permitted pursuant to the Note) the Loan into a LIBOR Loan, the obligations of such Lender to make, continue or convert into any such LIBOR Loan shall, upon such determination, be suspended until Lender shall determine that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by Law or such assertion.

(b)If Lender shall determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to Lender of funding such LIBOR Loan, Lender will promptly so notify Borrower.  Thereafter, the obligation of Lender to make or maintain such LIBOR Loan shall be suspended until Lender revokes such notice.  Upon receipt of such notice, Borrower may, prior to the effectiveness of any requested borrowing, conversion or continuation, revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(c)Benchmark Transition Event.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of Lender (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred or (ii) upon the occurrence of an Early Opt-in Election, as applicable, Lender and Borrower may amend this Agreement, the Note and any other Loan Document to replace the LIBOR Rate with a Benchmark Replacement, by a written document executed by Borrower and Lender, subject to the requirements of this Section 2.11. Notwithstanding anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon Borrower and Lender at 5:00 p.m. on the fifth (5th) Business Day after Lender has delivered such proposed amendment to Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.11 will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark

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Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.11 including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(iv)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a LIBOR Loan, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(h)Section 5.02(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(b)

SSSHT.  SSSHT shall at all times have and maintain, on a consolidated basis in accordance with GAAP or other accounting principles consistently applied and reasonably acceptable to Lender, tested as of the close of each fiscal quarter (i) commencing on September 30, 2020, Net Worth (SSSHT) of at least the sum of (A) eighty-five percent (85%) of the Fourth Amendment  Date Net Worth plus (B) eighty-five percent (85%) of Equity Issuance Net Proceeds received following the Fourth Amendment Date at all times thereafter; (ii) a Leverage Ratio of not greater than (A) seventy-five percent (75%) at all times from the Fourth Amendment Date through and including December 30, 2020 and (B) sixty-five percent (65%) at all times thereafter, and (iii) a Fixed Charge Coverage Ratio of not less than (A) 0.90 to 1.00 at all times from the Fourth Amendment Date through and including June 29, 2020; (B) 1.00 to 1.00 at all times from and including June 30, 2020 through and including December 30, 2020 and (C) 1.15 to 1.00 at all times thereafter.  Notwithstanding anything set forth herein or in the Original Credit Agreement to the contrary, SSSHT’s compliance with the financial covenants set forth in this clause (b) are hereby waived for the test period ending on December 31, 2019.

(i)Exhibit A-3 attached to the Original Credit Agreement is hereby replaced in its entirety with Exhibit A-3 attached hereto.

(j)Notwithstanding anything set forth in the Original Credit Agreement to the contrary, Lender shall have no further obligation to fund any Additional Loans or any Portland Delayed Draw Loans.

2.Conditions Precedent.  The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent, as determined by Lender in its reasonable discretion:

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(a)Lender (or its counsel) shall have received from each Credit Party a counterpart of this Amendment and all other Loan Documents to which it is party signed on behalf of such party in connection with this Amendment.

(b)Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the transactions with respect to this Amendment and any other legal matters relating to the Credit Parties, this Amendment or the transactions with respect hereto, all in form and substance satisfactory to Lender and its counsel.

(c)Lender shall have received all fees and other amounts due and payable on or prior to the Fourth Amendment Date, including, the Fourth Amendment Extension Fee and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(d)The Collateral shall not be subject to any Liens other than Permitted Liens.

(e)At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(f)No Material Adverse Effect shall have occurred since December 31, 2018.

(g)The representations and warranties of the Credit Parties and Entities as set forth in the Credit Agreement and each Loan Document shall be true and correct in all material respects as of the Fourth Amendment Date.

3.Representations and Warranties.

(a)The representations and warranties set forth in the Original Agreement are true and correct as of the Fourth Amendment Date, except to the extent such representation or warranty relates to an earlier date, in which case, such representation or warranty is true and correct as of such earlier date.

(b)This Amendment (i) has been duly authorized, executed and delivered by Borrower and (ii) constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)Each Borrower (other than Individual Borrower) is a duly organized and validly existing entity in good standing under the laws of the state of its organization or formation, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.

4.Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or

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unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.Paragraph Headings.  The paragraph headings used in this Amendment are for convenience of reference only and are not to affect the construction, or be taken into consideration in interpreting, this Amendment.

6.Governing Law; Venue.  The construction, interpretation, validity, enforceability and effect of all provisions of this Amendment including, but not limited to, the payment of the Obligations and the legality of the interest rate and other charges shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of laws).  Borrower agrees to submit to non-exclusive personal jurisdiction in the Commonwealth of Massachusetts in any action or proceeding arising out of this Amendment and, in furtherance of such agreement, Borrower hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over Borrower in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Commonwealth of Massachusetts, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Borrower by registered or certified mail to or by personal service at the last known address of Borrower, whether such address be within or without the jurisdiction of any such court.

7.WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY OTHER LOAN DOCUMENTS (AS DEFINED EITHER IN THE CREDIT AGREEMENT) CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AMENDMENT.

8.Multiple Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original.  Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument.

9.References in Loan Documents.  All references in any of the Loan Documents to the “Credit Agreement”, or to the “Loan Documents” shall, from and after the Fourth Amendment Date be deemed to mean and refer to the Original Agreement as amended and affected by this Amendment.  This Amendment shall be deemed to be a “Loan Document” for the purposes of the Credit Agreement and the other Loan Documents.

10.Ratification by Credit Parties.  Borrower hereby ratifies, affirms and confirms the Loan Documents (as modified by this Amendment), and acknowledges and agrees that the Loan Documents (as modified by this Amendment) remain in full force and effect and are enforceable against Borrower and against the Collateral described therein in accordance with their respective

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terms.  Borrower hereby further acknowledges and agrees that, as of the Fourth Amendment Date, the Loan Documents, as amended by this Amendment, are not subject to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof, the obligations created and evidenced thereby or the terms and provisions thereof

11.No Waiver.  This Amendment is only a modification of the Original Agreement and is not intended to, and shall not be construed to, effect a novation of the Original Agreement, or to constitute a modification of, or a course of dealing at variance with, the Original Agreement (each as amended by this Amendment), such as to require further notice by Lender to require strict compliance with the terms of the Original Agreement in the future.

12.Release; Set-off.  Borrower hereby unconditionally releases and forever discharges Lender and its officers, directors, shareholders, employees, and attorneys from any and all claims, demands, causes of action, expenses, losses and other damages of whatever kind, whether known or unknown, liquidated or unliquidated, at law or in equity, that exists as of the Fourth Amendment Date in connection with the Credit Agreement, the Loan Documents, and any other documents relating thereto

13.Miscellaneous.

(a)All costs and expenses of Lender, including, without limitation, appraisal fees and reasonable attorney’s fees of counsel to Lender relating to the negotiation, preparation, execution and delivery of this Amendment and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

(b)This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

(c)Delivery of an executed signature page of this Amendment by facsimile transmission or by means of electronic mail (in so-called “pdf’, “TIF” or any similar format) shall be effective as an in-hand delivery of an original executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

by:	Strategic Student & Senior Housing Trust, Inc. a Maryland corporation

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

/s/ H. Michael Schwartz

H. Michael Schwartz

NOBLE PPS, LLC

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Manager

SMARTSTOP ASSET MANAGEMENT, LLC

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Manager

LENDER:

KEYBANK NATIONAL ASSOCIATION

By: /s/ Christopher T. Neil

Christopher T. Neil, Senior Banker

[Signature Page to Fourth Amendment]

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EXHIBIT A-3

SSSHT Compliance Certificate

Date:___________________________

KeyBank National Association

225 Franklin Street, 16th Floor

Boston, Massachusetts 02110

Attn: Christopher T. Neil, Institutional Real Estate

Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Second Amended and Restated Credit Agreement dated as of February 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SSSHT Operating Partnership, L.P., H. Michael Schwartz, Noble PPS, LLC and SmartStop Asset Management, LLC and KeyBank National Association and that certain Second Amended and Restated Guaranty Agreement dated as of February 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Guaranty”) made by Strategic Student & Senior Housing Trust, Inc. (“SSSHT”).  All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meaning set forth for such terms in the Credit Agreement.  All Section references herein shall refer to the Credit Agreement.  The undersigned (a) is a Financial Officer of SSSHT and (b) has reviewed the financial activities for SSSHT for the fiscal quarter ending ________, 20__ (the “Reporting Period”) with a view to determining whether SSSHT has kept and fulfilled its obligations under the Credit Agreement and Guaranty.  The undersigned hereby certifies as follows:

1.Net Worth (SSSHT): [§5.02(b)(i) of the Credit Agreement]1$

Covenant:  Minimum Net Worth (SSSHT) not less than $ (85% of Fourth Amendment Date Net Worth (SSSHT) ($__________) plus 85% of Equity Issuance Net Proceeds since Fourth Amendment Date ($__________))

In compliance?  Yes/No

2.Leverage Ratio [§5.02(b)(ii) of the Credit Agreement]:

(a)Total Indebtedness (SSSHT)	$
(b)Total Assets (SSSHT)	$
Leverage Ratio ((a) divided by (b), expressed as a percentage)	____%

[1]	Commencing as of September 30, 2020.

Exhibit A-3

82001324v.7

Covenant: Maximum Leverage Ratio not greater than [75% / 65%] In compliance? Yes/No

3.Fixed Charge Coverage Ratio [§5.02(b)(iii) of the Credit Agreement]:

(a)EBITDA of SSSHT (calculated pursuant to Attachment 1)	$
(b)Principal and Interest due on SSSHT’s Indebtedness[2]	$
(c)Distributions paid with respect to any preferred Equity Interests	$
(d)Fixed Charge Ratio (3(a) ÷ (3(b) plus 3(c)):1.00	____:1.00
Covenant: not less than [0.90 to 1.00 / 1.00 to 1.00 / 1.15 to 1.00] In compliance? Yes/No

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC., a Maryland corporation

By:________________________________

Name:__________________________

Title:___________________________

[2]

Excluding principal due with respect to the Loans or due at maturity of any Indebtedness and including, without limitation, scheduled payments on Capital Lease Obligations and SSSHT’s Equity Percentage of the Property Level Debt but excluding any payments with respect to the Loans.

Exhibit A-3

82001324v.7